Exhibit (l)(3)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, SBA INVESTMENT ADVISERS, INC. (the “Subscriber”) hereby agrees to purchase from Ambassador Funds (the “Fund”), a Delaware statutory trust, and the Fund agrees to sell to the Subscriber, 1,000 shares of beneficial interest of the Michigan Investment Trust, Government Money Market Series, no par value, at the price of $1.00 per share, upon the following terms and conditions.

1.

The Subscriber agrees to pay $1,000.00 to the Fund promptly after acceptance of this subscription agreement by the Fund.

2.

The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

SUBSCRIBER:

SBA INVESTMENT ADVISERS, INC.

Date: October 30, 2007

By: ______________________________

Title: _______________________

SUBSCRIPTION AGREED TO:

AMBASSADOR FUNDS, on behalf of its

series known as the “Michigan Investment Trust,

Government Money Market Series”

Date: October 30, 2007

By: _____________________________

Title: ___________________________